STRICTLY CONFIDENTIAL
                                                   WLR&K DRAFT:  9/19/97




                                  RAYTHEON
                                            Exhibit 99.1
                                            News Release


         FOR IMMEDIATE RELEASE

         CONTACTS:

         Robert S. McWade                   Barry H. French
         C-2401  9/10/97                    (617) 860-2173
         (617) 860-2846
         http://www.raytheon.com

         RAYTHEON CLOSES APPLIANCE GROUP SALE

         LEXINGTON, Mass., (September 10, 1997) -- Raytheon Company announced today that it has completed the sale of segments of the Raytheon Appliance Group to Goodman Manufacturing Company, L.P. of Houston, Texas.

         Raytheon announced on July 14th that it would realize a total value of $750 million from Appliance Group transactions. This consists of $550 million in cash from Goodman for the sale of the home appliance, heating and air conditioning, and commercial cooking segments of the Raytheon Appliance Group, as well as $200 million from the sale of Appliance Group receivables.

         Raytheon has retained the commercial laundry and electronic controls segments of the Raytheon Appliance Group. Raytheon is a market leader in commercial laundry. In 1996, these two segments combined accounted for approximately 20 percent of revenues and 50 percent of profits for the Raytheon Appliance Group. Raytheon is continuing its strategic evaluation of these two businesses.

         Raytheon Company, headquartered in Lexington, Mass., is a $14.0 billion global technology leader which operates in four business areas: commercial and defense electronics, engineering and construction, aircraft and appliances.
         Raytheon celebrates its 75th anniversary this year.

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